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                                                       EXHIBIT 2.1










                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                  DYNAGEN INC.,

                       GENERIC DISTRIBUTORS INCORPORATED,

                        SUPERIOR PHARMACEUTICAL COMPANY,

                    GENERIC DISTRIBUTORS LIMITED PARTNERSHIP

                   UNITED PHARMACISTS, INC., GENERAL PARTNER,

                                       AND

                                  DON COUVILLON


                          DATED AS OF DECEMBER 15, 1997


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                            ASSET PURCHASE AGREEMENT


     AGREEMENT dated as of December 15, 1997, (this "AGREEMENT") by and among DynaGen, Inc., a Delaware corporation ("PARENT") and Superior Pharmaceutical Company, an Ohio corporation and a wholly-owned subsidiary of Parent ("SUPERIOR"), Generic Distributors Incorporated, a Delaware corporation and a wholly-owned subsidiary of Superior ("GDI" and, collectively with Parent and Superior, the "BUYERS") and Generic Distributors Limited Partnership, a Louisiana limited partnership ("GDLP"); United Pharmacists, Inc., a Louisiana corporation and general partner of GDLP (the "GENERAL PARTNER") and Mr. Don Couvillon ("MR. COUVILLON") (collectively with GDLP, the General Partner, and Mr. Couvillon the "SELLERS").

                              W I T N E S S E T H :

     WHEREAS, GDLP conducts a business which distributes generic pharmaceutical products (the "BUSINESS"); and

     WHEREAS, Buyers desire to purchase from Sellers substantially all of the assets, properties and Business as a going concern, with the exception of certain excluded assets hereinafter specified, and Sellers desire to sell substantially all of such assets of the Business to the Buyers, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

     SECTION 1.01. PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, Buyers agree to purchase from Sellers and Sellers agree to sell, transfer, assign and deliver to Buyers at the time of Closing (as defined in Section 1.07), free and clear of all liens, security interests, encumbrances, claims and or other restrictions of any kind ("LIENS"), all of the assets, properties, and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business as presently conducted (the "PURCHASED ASSETS"), and including, without limitation, all right, title and interest of GDLP in, to and under:

         (i) all cash, personal property and interests therein, including all capital equipment, machinery, furniture and furnishings, telephone communications equipment, all computers and










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computer equipment, vehicles and other tangible property used in connection with the Business, including without limitation the items listed on SCHEDULE A;

     (ii) all accounts, notes and other receivables of the Business net of payment discounts actually taken, and all inventories of items of the type sold or offered for sale by or through the Business, including, without limitation, goods held by or for the Sellers or any of them for sale, lease or license or to be furnished under contracts of service, samples, goods-in-transit, work-in-process, raw materials, and other materials and supplies of every kind, nature and description used or which may be used in connection with the manufacture, packing, and sale of such inventory relating to the Business as of the Closing Date;

     (iii) all rights under all contracts, agreements (including agreements relating to sales, distribution or manufacturing rights), non-competition covenants, confidentiality and invention assignment agreements, leases (except leases of real property), licenses, commitments, sales and purchase orders and other agreements of the Business, including without limitation the contracts listed on SCHEDULE B (collectively, the "ASSUMED CONTRACTS");

     (iv) all prepaid expenses and deposits to the extent relating to the operation of the business, including but not limited to those relating to ad valorem taxes, leases and rentals, and including without limitation the items listed on SCHEDULE B;

     (v) all of Sellers' rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets;

     (vi) all patents, copyrights, trademarks and trade names (including but not limited to "Generic Distributors"), technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property or intellectual property rights, and any applications for the same, used or held for use in the Business, including the rights to sue for past infringements thereof, including without limitation the items listed on SCHEDULE C;

     (vii) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business;

     (viii) all books, records, files and papers (other than minute books, partnership agreements, bylaws, articles of incorporation, stock and other ownership records, and other corporate and partnership related documents of GDLP and the General Partner), whether in hard copy or computer format, that relate to the Business (Sellers being entitled to retain a copy, but not ownership, thereof), including, without limitation, sales and promotional literature; manuals and data; invoices from suppliers, invoices to customers and copies of any canceled or unfilled orders in each case for the current fiscal year and for any prior year to the extent available; sales and purchase correspondence; lists of present and former suppliers; lists of present and former customers; and all accounting records pertaining to the Business; provided, however, that GDLP and the General Partner will be given reasonable access, upon twenty-four (24) hours notice, to









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all items specified in this Section 1.01(viii), to the extent necessary to prosecute or defend a claim; and

     (ix) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that the Buyers are the successors to the Business;

     (x) all unfilled sales and purchase orders of or related to the Business made or entered into by the Business in the ordinary course of its business and all rights which the Business may have against its customers, suppliers or vendors under express or implied warranties related to the Business or products or services sold or offered by or through the Business to the extent assignable, and the right to receive mail and other communications and shipments of merchandise addressed to the Business; and

     (xi) the proceeds of any insurance, and the right to receive the proceeds of any insurance, with respect to any claims which have been or may be asserted in connection with any of the Purchased Assets or Assumed Liabilities (as such term is hereinafter defined) and the right to continue and maintain any insurance with respect thereto.

     SECTION 1.02. EXCLUDED ASSETS. Buyers expressly understand and agree all manufacturers' rebates accrued as of the Closing Date, and all minute books, partnership agreements, bylaws, articles of incorporation, stock and other ownership records, and other corporate and partnership related documents of GDLP and the General Partner (the "EXCLUDED ASSETS") are not included in the Purchased Assets.

     SECTION 1.03 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyers agree, effective at the time of Closing, to assume only the following specific liabilities of the Business (the "ASSUMED LIABILITIES"):

     (i) all liabilities of the Business as of the Closing Date (as that term is defined in Section 1.07) relating to accounts payable and accrued expenses to the extent such expenses are incurred in the normal course of business; and

     (ii) all liabilities of the Business under the Assumed Contracts (other than liabilities or obligations attributable to any failure by the Business to comply with the terms thereof prior to the Closing Date).



     SECTION 1.04. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement to the contrary, Buyers are assuming only the Assumed Liabilities and are not assuming any other liability or obligation of the Business of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). Without








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limiting the foregoing, each of the following shall be Excluded Liabilities for the purposes of this Agreement:

     (i) all liabilities pending, threatened, existing or arising prior to the Closing Date, for claims made by customers of the Business, unless the Buyers cause, in whole or in part, any such claim, after the Closing Date in which case the Buyers will be obligated for such liability to the customers;

     (ii) all liabilities pending, threatened, existing or arising prior to the Closing Date, for claims made by suppliers of the Business, unless the Buyers cause, in whole or in part any such claim, after the Closing Date in which case the Buyers will be obligated for such liability to the customers;

     (iii) all liabilities pending, threatened, existing or arising prior to the Closing Date, for claims made by employees of the Business, unless the Buyers cause, in whole or in part any such claim, after the Closing Date in which case the Buyers will be obligated for such liability to the customers;

     (iv) all liabilities, or claims made by government agencies including but not limited to; the Environmental Protection Agency (the "EPA"), the Occupational Health and Safety Administration ("OSHA"), the Drug Enforcement Agency (the "DEA"), the Food Drug Administration (the "FDA") and the Internal Revenue Service (the "IRS"), unless the Buyers cause in whole or in part any claim, after the Closing Date in which case the Buyers will be obligated for such liability;

     (v) any obligation or liability for taxes of any kind (other than sales or use taxes resulting from the transfer of the Purchased Assets, or any transfer tax or other fees incurred in transferring title to any titled assets in the State of Louisiana or elsewhere) arising from or in connection with the transactions contemplated hereby with respect to the Purchased Assets or the operation of the Business which is incurred in or attributable to the period prior to the Closing Date (as is hereinafter defined), Sellers being responsible for any such taxes arising from this transaction;

     (vi) any liabilities or obligations relating to employees, employee benefits or compensation arrangements existing on or prior to the Closing Date;

     (vii) any environmental liability relating to the Business or the premises on which the Business has been conducted to the extent such liability relates to, or arises out of, actions or inaction occurring prior to the Closing Date;

     (viii) any liability or obligation relating to the sales returns and allowances policies of the Business with respect to products sold prior to the Closing Date;

     (ix) any liability or obligation for personal injury (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting







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from, directly or indirectly, the sale by the Business of any products prior to the Closing Date; and

     (x) in general, any liability or obligation of any kind (whether absolute, accrued, contingent or otherwise, known or unknown) in connection with, or arising by reason of, ownership of the Purchased Assets or the operation of the Business prior to the date hereof, whether or not such liability or obligation arises or is asserted prior to the Closing Date.

     SECTION 1.05. PURCHASE PRICE. (a) The purchase price for the Purchased Assets (the "PURCHASE PRICE") is (i) $1,200,000 in cash, and (ii) $1,050,000 in Series E Convertible Preferred Stock of the Parent (the "SERIES E PREFERRED") which is convertible into Common Stock of the Parent after twelve (12) months from the Closing Date, and (iii) the assumption of the Assumed Liabilities. The Purchase Price shall be paid as provided in Section 1.07.

     (b) Buyers and Sellers hereby agree that if the total amount of Partners' Equity (as determined according to Section 1.08) on the Closing Date is less than $1,617,000, the cash payment of the Purchase Price from Buyers to Sellers will be reduced on a dollar-for-dollar basis for each dollar amount of Partners' Equity below $1,617,000. The Sellers will be responsible for paying to Buyers any refundable difference in cash within three (3) business days after the Closing Audit contemplated under Section 1.08.

     (c) Buyers and Sellers hereby agree that if the total amount of Partners' Equity in GDLP on the Closing Date is greater than $1,617,000, all dollar amounts in excess of $1,617,000 will be refunded directly to GDLP as additional consideration for the purchase of the Business. The refund contemplated under this section shall be paid as follows: (i) in cash, to the extent that the Closing Balance Sheet (as determined by the Closing Audit contemplated under
Section 1.08) represents a cash balance in excess of $300,000, each dollar above $300,000 shall be paid in cash within three (3) business days of the completion and delivery of the Closing Financial Statement (as that term is defined in Section 1.08) to eliminate the refund due the Sellers if any, and (ii) to the extent that the cash amount in (i) is insufficient to satisfy the total refund due, any excess amount owed the Sellers will be paid by the Buyers in cash no later than 105 days after the Closing Date (as that term is defined in Section 1.07).

     (d) Buyers and Sellers hereby agree that none of the shares of Series E Preferred to be transferred from the Parent to the Sellers (under Section 1.05
(a)) may be distributed as either Preferred Stock or Common Stock to the Limited Partners of GDLP. Only proceeds from the sale of the Parent's Common Stock may be distributed to the Limited Partners of GDLP.

     SECTION 1.06. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in a reasonable manner (in order to reduce the valuation assigned to goodwill) between the payment for the assets of the Business and assumption of stated liabilities of the Business and for the employment, consulting and the non-compete agreements to be signed by Mr. Couvillon and Mr. Johnson at the Closing. The amount of the Assumed Liabilities will not cause an adjustment of the $2,250,000 Purchase Price, provided GDLP maintains the Partners' Equity requirement of $1,617,000 as provided in Section 1.05.






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     SECTION 1.07. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of GDLP in Monroe, Louisiana at 11:00 a.m. on December 15, 1997 (the "CLOSING DATE"), or as soon as possible thereafter if all conditions set forth herein are satisfied; such date may be extended from time to time with the prior written consent of the parties hereto. At the Closing:

     (a) Buyers shall pay the Purchase Price of $1,200,000 in cash on December 16, 1997 by a certified or official bank check payable to the order of Generic Distributors Limited Partnership, or if Buyers receive wire transfer instructions at least two business days prior to the Closing, send wire transfers of $1,200,000 to an account specified by the Sellers.

     (b) Buyers shall deliver one stock certificate representing the shares of Series E Preferred to the Sellers in the name of Generic Distributors Limited Partnership. None of the shares of Series E Preferred to be transferred from the Parent to the Sellers may be distributed as either Preferred Stock or Common Stock to the Limited Partners of GDLP. Only proceeds from the sale of the Parent's Common Stock may be distributed to the Limited Partners of GDLP. The Series E Preferred may be converted into Common Stock of the Parent after twelve
(12) months from the Closing Date. No more than $42,000 of the preferred stock may be converted in any five (5) business days. The Conversion price will be based on the average closing bid price of Common Stock of the Parent as reported by NASDAQ over the three (3) day trading period prior to conversion. GDLP may decide to sell the Common Stock immediately or hold the shares as an investment. However, when net proceeds from the sale of the Common Stock (if sold within 2 days of conversion) and conversion value of the unsold Common Stock equals $1,050,000, the remaining convertible shares held by GDLP will be canceled. The shares of Series E Preferred will rank higher than shares of Common Stock in liquidation preference, but will rank lower than any other series of preferred stock of Parent currently outstanding or issued in the future. Preferred shares will not carry dividends and will be non-transferable. The terms of the Series E Preferred Stock are set forth on EXHIBIT E.

     (c) Sellers and Buyers shall enter into a Bill of Sale substantially in the form attached hereto as SCHEDULE D, and Sellers shall deliver to Buyers such deeds, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "CONVEYANCE DOCUMENTS") as the Buyers and Sellers and their respective counsel shall deem reasonably necessary or appropriate to convey to and vest in the Buyers all right, title and interest in, to and under the Purchased Assets.

     (d) Sellers and Buyers shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other Party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement including legal opinions, good standing certificates, evidence of each party's authority to consummate the transactions contemplated by this Agreement, and evidence of any third party's consent as herein required to consummate the transactions contemplated by this Agreement.





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     SECTION 1.08. CLOSING AUDIT AND ADJUSTMENTS. (a) The Sellers, in good faith, have prepared an estimate of the Closing Balance Sheet as of November 25, 1997 (the "ESTIMATED CLOSING BALANCE SHEET"), and an estimate of the Closing Statement of Partners' Equity as of November 25, 1997 (the "ESTIMATED CLOSING STATEMENT OF PARTNERS' EQUITY") utilizing the books and records of GDLP and the taking of a physical inventory, in accordance with generally accepted accounting principles. If the Partners' Equity of GDLP as set forth on the Estimated Closing Statement of Partners' Equity reflects (i) Partners' Equity of less than $1,617,000 as of the Closing Date, the Purchase Price shall be reduced, dollar for dollar, by an amount equal to such shortfall, or (ii) Partners' Equity of more than $1,617,000 as of the Closing Date, the Purchase Price shall be increased, dollar for dollar, by an amount equal to such excess. Any increase in the Purchase Price will be paid to the Sellers in the manner explained in
Section 1.05(c).

     (b) As promptly as practicable after the Closing Date but in no event later than sixty (60) days after December 31, 1997, Buyers shall oversee and cause to be prepared by Wolfe & Company, Inc.("Wolfe") an audited balance sheet of GDLP, (the "CLOSING BALANCE SHEET") and an audited Statement of Operations, Statement of Partners' Equity, and a Statement of Cash Flow (collectively, the "CLOSING FINANCIAL STATEMENTS") as at the close of business on the day immediately preceding the Closing Date, together with the report of Wolfe, addressed to Buyers and Sellers, stating that its examination of such Closing Financial Statements were made in accordance with U.S. generally accepted accounting principles and applied on a basis consistent with such U.S. generally accepted accounting principles and the financial statements of Sellers as to and for the period ended December 31, 1996, previously furnished to Buyers. The cost of such audit and the preparation of the Estimated and Closing Statements by Wolfe shall be shared equally by Buyers and Sellers and Sellers share thereof shall be an Excluded Liability, and paid to Buyers on receipt of an invoice therefor.

     (c) The scope of the audit and the procedures to be followed shall be agreed upon by Wolfe, Sellers and Buyers prior to the commencement of field work. The audit is to be made as of December 31, 1997 with an appropriate adjustment made to reflect a "roll back" to the Closing Date to be used in creating the Closing Financial Statements. Buyers and its accountants shall be provided with all information used to value or record items on the Closing Financial Statements and have the right to witness or participate in the taking and pricing of the physical inventory. In addition, Buyers and its accountants shall have full access to review the work papers of Wolfe, and shall have access to the books and records of the Sellers as shall be necessary in connection with such audit simultaneously with the delivery of such books and records to Wolfe.

     (d) The calculation of Partners' Equity set forth in the Closing Financial Statements shall be deemed to be conclusive and binding upon the parties, unless at or prior to the fifth business day following the completion of the Closing Financial Statements and the delivery to Buyers and Sellers, Sellers or Buyers shall give written notice to the other that it objects to the valuation, inclusion or omission of any item. Such notice shall specify Sellers or Buyers objections to the computation of Partners' Equity, citing the items or principles disputed. In the











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event that Sellers and Buyers are unable to mutually agree upon the valuation or amount of any disputed item set forth in such notice within twenty (20) days after receipt thereof by the non-objecting party, the parties shall resolve their dispute according to the procedures detailed in Section 9.14 of this Agreement.

     (e) If the Partner's Equity of GDLP showing in the Closing Financial Statements as finally determined in accordance with the above shall be more or less than $1,617,000 (the shortfall or excess being referred to as the "FINAL ADJUSTMENT"), Buyers or Sellers shall pay to each other, within three (3) business days of the completion and delivery of the Closing Financial Statements an amount necessary to reconcile the Estimated Adjustment and the Final Adjustments. Any payments contemplated under this Section shall be paid according to Sections 1.05(b) and 1.05(c).



                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS


     Each of the Sellers hereby jointly and severally represent and warrant to each of Parent, Superior and GDI that, except as set forth in the written disclosure schedules to be delivered prior to Closing by the Sellers to the Parent (the "Sellers' DISCLOSURE SCHEDULES");

     SECTION 2.01. LEGAL EXISTENCE AND POWER. GDLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Business. ("MATERIAL ADVERSE EFFECT" shall mean, with respect to Parent on the one hand and the Sellers on the other hand, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, prospects or financial condition of such party and its subsidiaries, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.)

     SECTION 2.02. AUTHORIZATION. The execution, delivery and performance by the Sellers, of this Agreement and the other transactions contemplated herein, are within the Sellers' power and authority and, have been duly authorized by all necessary actions of the General Partner and the Limited Partners of GDLP. Each of the documents to which the Sellers are a party has been duly authorized, executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.











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     SECTION 2.03. GOVERNMENT AUTHORIZATION. The execution, delivery and performance by the Sellers of this Agreement requires no action or consent by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 2.04. NON-CONTRAVENTION. The execution, delivery and performance by the Sellers of this Agreement does not and will not, with or without the giving of notice, the lapse of time or both, (i) contravene or conflict with the partnership agreement or other governing documents of GDLP (the "GDLP CHARTER") or the General Partner; (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to the Business; (iii) require any consent, approval or other action by any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, trust or other entity or organization including a governmental authority (a "PERSON"); (iv) contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of GDLP or to a loss of any benefit to which GDLP is entitled under any material provision of any agreement binding upon the Business, or any license, franchise, permit or other similar authorization held by the Business, or (v) create or result in any mortgage, lien, pledge, claim, charge, security interest, easement, assessment, restrictive covenant, reservation, restriction or encumbrance of any kind on any Purchased Asset or the Business, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on the Business.

     SECTION 2.05. FINANCIAL STATEMENTS. Attached hereto as SCHEDULE E are the following financial statements of the Business (collectively, the "FINANCIAL STATEMENTS"):

     (i) the audited balance sheets of GDLP as of December 31, 1994, December 31, 1995, and December 31, 1996 and the related audited statements of operations, partners' equity, and cash flows as of December 31, 1994, December 31, 1995, and December 31, 1996 (together with the notes and schedules thereto, audited by, and accompanied by the report thereon, of KPMG Peat Marwick L.L.P.); and

     (ii) the unaudited Estimated Closing Balance Sheet of GDLP as of November 25, 1997 and the related unaudited Estimated Closing Statement of Partners' Equity, (together with the notes and schedules thereto) as of November 25, 1997.

Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis and fairly presents the financial position of the Business as of its date or the results of operations or changes in financial position of the Business for the periods then ended (subject, in the case of unaudited interim financial statements, to recurring year-end adjustments, which adjustments will not be material in amount or effect). Except as may be set forth in the Financial Statements, all of the revenues and expenses of the Business reflected in the Financial Statements were derived or incurred in the ordinary course of business. The account records underlying the Financial Statements accurately and fairly reflect, in reasonable detail and in all material respects, the transactions of the Business, and the books of account of the Business have been maintained in accordance with GAAP applied on a consistent basis. All accounts, notes







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and other receivables of the Business are valid and enforceable, are not subject to any valid defense, set off, counterclaim or claim for returns or refunds, and are collectible in full in accordance with their terms in the ordinary course of business, except to the extent of any reserves therefor are reflected on the Balance Sheet or taken in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Business.

     SECTION 2.06. ABSENCE OF UNDISCLOSED LIABILITIES. The Business has no liabilities or obligations which are, or reasonably could be expected to be, in the aggregate, material to the Purchased Assets, results of operation, prospects or financial condition of the Business, except those liabilities or obligations which are (a) fully reflected or adequately reserved against in the Financial Statements, (b) disclosed in this Agreement or in the Sellers' Disclosure Schedules or (c) incurred in the ordinary course of business consistent with past practice since the date of the Estimated Closing Balance Sheet. For the purposes of this Agreement, the phrase "LIABILITIES OR OBLIGATIONS" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

     SECTION 2.07. TITLE AND CONDITION OF ASSETS. The Purchased Assets constitute, and on the Closing Date will constitute, all of the assets and properties used or held for use in the conduct of the Business, and are, and on the Closing Date will be, generally adequate to conduct the Business (other than the Excluded Assets) as currently conducted. The Business has, and on the Closing Date will have record and marketable title to, or valid leasehold interests in, all of its assets and properties, whether real, personal or mixed, tangible or intangible, and whether now owned, leased or subleased or acquired after the date of this Agreement, including all assets and properties identified on the Balance Sheet, except for assets and properties sold since the date of the Estimated Closing Balance Sheet in the ordinary course of business consistent with past practices and as permitted by this Agreement. Except as disclosed in the Financial Statements or in the Sellers' Disclosure Schedules, none of such Purchased Assets is, or on the Closing Date will be, subject to any Liens, except for (i) Liens incurred in the ordinary course of business which are not yet due and payable, (ii) Liens which do not materially detract from the value of or interfere with the present use of the property affected thereby and which do not, individually or in the aggregate, have a Material Adverse Effect on the Business (the "PERMITTED Liens"). The Purchased Assets are in good operating condition, reasonable wear and tear excepted, and the operation and use of such property in the Business conforms in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates where nonconformity would have a Material Adverse Effect on the Business.

     SECTION 2.08. SUBSEQUENT EVENTS. Since the date of the Estimated Closing Balance Sheet, the Business has been conducted in the ordinary course of business consistent with past practices and the Business has not:

     (a) Incurred any change that would have a Material Adverse Effect on the operations of the Business.

     (b) Amended or otherwise changed the GDLP Charter in any manner which would reasonably be expected to have a Material Adverse Effect on the Business.

     (c) Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, guaranteed any debt securities of another Person, entered into any "keep well" or other agreement to maintain any financial statement condition of another Person, or entered into any arrangement having the economic effect of any of the foregoing, except for the endorsement of checks in the normal course of business, and the extension of credit to the Business by suppliers in the normal course of business.

     (d) Created or assumed or permitted to exist any Lien on the Purchased Assets, other than Permitted Liens.

     (e) Made any loan or capital contribution to or investment in any Person.

     (f) Entered into any lease or acquisition of any asset or made any other investment for aggregate consideration in excess of $10,000.

     (g) Sold, leased, pledged, transferred or otherwise disposed of any asset with an aggregate fair market value in excess of $10,000.

     (h) Entered into any agreement or transaction, or made any commitment, relating to its assets or business (including the acquisition or disposition of any assets or business) or relinquished any contract or other right, other than transactions, commitments and relinquishments in the ordinary course of business consistent with past practices and those contemplated by this Agreement.

     (i) Changed any method or practice of financial or tax accounting or any method of maintaining books and records.

     (j) (i) Granted any severance or termination pay to any partner or, except in the ordinary course of business consistent with past practice, to any employee, (ii) entered into any employment, severance, consulting, deferred compensation or other similar agreement (or any amendment to any agreement) with any partner, or except in the ordinary course of business consistent with past practice, with any employee of the Business, (iii) changed any benefits payable under existing severance or termination pay policies or employment, severance, consulting or other similar agreements, or (iv) changed the compensation, bonus or other benefits payable to partners or employees of the Business other than periodic increases in the ordinary course of business consistent with past practice.

     (k) Paid, discharged, settled or satisfied any claim, Lien or liability, other than those (i) which were reflected or reserved against in the Balance Sheet and in the ordinary course of business consistent with past practice, or
(ii) which were incurred since the date of the Estimated Closing Balance Sheet in the ordinary course of business consistent with past practice.

     (l) Written down the value of any inventory or written off as uncollectible (including the factoring of receivables) any notes, accounts or other receivables or any portion thereof other than in the ordinary course of business consistent with past practice.

     (m) Written up the value of any fixed assets or any portion thereof other than in the ordinary course of business consistent with past practice.

     (n) Made any change to the depreciation schedule or otherwise made adjustment prior to the Closing Date which will affect the book value or working capital of the Business at the time of Closing.

     (o) Entered into any transaction with the Sellers or any affiliates of the Sellers, other than in the ordinary course of, and pursuant to the reasonable requirements of, the Business and upon terms that were no less favorable to the Business than it could have obtained in a comparable transaction with a Person who was not an affiliate.

     (p) Entered into any agreement, undertaking or commitment to do any of the foregoing.

     (q) Suffered any damage, destruction or other casualty loss not covered by insurance affecting the Business or assets of the Business which has had or would reasonably be expected to result in or have a Material Adverse Effect on the Business.

     SECTION 2.09. LEGAL PROCEEDINGS. There is no action, suit, litigation, governmental investigation or other proceeding pending or, to the knowledge of the Sellers, threatened against or relating to the Business or any of its properties, or the transactions contemplated by this Agreement, and, to the knowledge of the Sellers, no basis for any action exists.

     SECTION 2.10. MATERIAL CONTRACTS. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in Sellers' Disclosure Schedules, GDLP is not a party to or subject to any other contracts that are material to the Business. Each contract, plan, lease, arrangement, or commitment disclosed in the Sellers' Disclosure Schedules is a valid and binding agreement of GDLP and is in full force and effect, and neither GDLP nor the Sellers nor, to the knowledge of Sellers or GDLP any other party thereto, is in default under the terms of any such Contract, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder with respect to GDLP or, to the knowledge of the Business or the Sellers, any other party thereto. Neither the Business nor the Sellers have breached, or received in writing any claim or threat that they have breached, any of the terms or conditions of any other agreement, contract or commitment in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek damages from the Business or the Sellers that could reasonably be expected to have a Material Adverse Effect on the Business. The Sellers have obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals as are required in connection with this Agreement under any of the material agreements of the Business or Sellers.

     SECTION 2.11 EMPLOYEE. SCHEDULE F sets forth a true and complete list of
(a) the names, titles, annual salaries and other compensation of all employees of the Business (the "EMPLOYEES"), and (b) the wage rates for non-salaried Employees of the Business (by classification). Any agreements, commitments or understandings between the Business and any Employee concerning such Employee's future salary, compensation or terms of employment are described in SCHEDULE F. Except as set forth on SCHEDULE F none of such Employees has indicated to the Business that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Business is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, has had, or could reasonably be expected to have, a Material Adverse Effect on the Business. There is no unfair labor practice complaint pending or, to the knowledge of the Sellers, threatened against the Business before the National Labor Relations Board. None of the employees of the Business are represented by any labor union in any capacity whatsoever.

     SECTION 2.12. EMPLOYEE BENEFIT PLANS. Except as set forth in the Sellers' Disclosure Schedules neither the Business nor any Person that together with the Business would be treated as a single employer (an "ERISA AFFILIATE") under
Section 414 of the Internal Revenue Code of 1986 (the "CODE") has established or maintains or is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans (individually, a "PLAN" and collectively, the "PLANS") have been operated and administered in all material respects in accordance with, as applicable, ERISA, and the Code, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Sellers has resulted in, nor do the Sellers have knowledge of a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. At the Effective Time, the fair market value of the assets of any Plan which is subject to Title IV of ERISA will exceed the present value of all benefits accrued under such Title IV Plan, determined on a termination basis using assumptions established by the Pension Benefit Guaranty Commission as in effect on that date. Neither the Business nor any ERISA Affiliate has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA, or (ii) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any Plan covered or previously covered by Title IV or ERISA that could become a liability of the Parent or any of its subsidiaries or any of their ERISA Affiliates after the Closing Date. The Business has not previously made, nor is currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

     SECTION 2.13. TRANSACTIONS WITH AFFILIATES. Except as set forth in the Sellers' Disclosure Schedules since January 1, 1997, there have been and are no agreements or other continuing transactions between the Business, on the one hand, and any affiliate of the Business, any partner of the Business, any affiliate of any partner of GDLP, or any member of any such partner's family, on the other hand. Except as set forth in the Sellers' Disclosure Schedules, to the knowledge of the Sellers, none of the partners of GDLP (a) has any material direct or indirect interest in any entity which does business with the GDLP or any property, asset or right which is used by the GDLP; or (b) has any contractual relationship with GDLP.

     SECTION 2.14. INSURANCE COVERAGE. The Sellers have furnished to the Buyers a list of, and true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, Limited and General Partners of the Business (including without limitation any policies pertaining to product liability). There is no claim by the Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Business is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1997 and remain in full force and effect.

     SECTION 2.15. COMPLIANCE WITH LAWS. The Sellers have all requisite material licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Purchased Assets. The Sellers are not in violation of any law, regulation or ordinance relating to the Purchased Assets or the Business, the violation of which could have a Material Adverse Effect on the Business or the Purchased Assets or which would substantially impair the continuation of the Business as presently conducted.

     SECTION 2.16. ACCOUNTS RECEIVABLE; INVENTORIES. (a) Except as set forth on the Sellers' Disclosure Schedules, the accounts receivable of the Business, including the accounts receivable reflected on the Balance Sheet and accounts receivable acquired by the Business between the date of the Estimated Closing Balance Sheet and the Closing Date, are valid and existing and represent bona fide claims against debtors for sales and other charges, and were acquired in the ordinary course of business and have been collected, or are expected to be collected in the ordinary course of business within a period not exceeding 90 days from invoice date, in full and in accordance with their terms at their recorded amounts, subject only to the reserve for receivables as reflected on the face of the Balance Sheet, and (subject to the aforesaid reserves) are subject to no refunds, discounts (except for normal cash and manufacturer's rebates accrued as to the closing date) or other adjustments and, to the best knowledge of the Sellers, to no defenses, rights of setoff, counterclaims, encumbrances or conditions affecting any thereof. The accounts receivable have been accrued on the books of the Business in the ordinary course of business consistent with past practices in accordance with GAAP, and the amount reserved for doubtful accounts and allowances disclosed in the Balance Sheet or accrued on such books is consistent with past practices.

     (b) The Sellers' Disclosure Schedules set forth a detailed list of all inventory of the Business. All of the inventories that are reflected in the Sellers' Disclosure Schedules, (i) were purchased or acquired in the ordinary course of the Business and in a manner consistent with the regular inventory practices of the Sellers, (ii) have been or will be used or sold in the ordinary course of business and in a manner consistent with its regular inventory practices, (iii) are not in excess of the reasonable requirements of the Business, and (iv) are or will be reflected in the Financial Statements of the Business in accordance with GAAP consistently applied. Since the date of the Estimated Closing Balance Sheet, due provision was made on the books of the Business in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

     (c) Except as disclosed on the Sellers' Disclosure Schedules, the inventory does not consist of any damaged or obsolete inventory or inventory not fit for use in the ordinary course of business, including without limitation (i) any finished goods that represent products returned prior to the Closing Date, (ii) any finished goods for which no sales are forecast in the sales plan of the Business (iii) any finished goods not salable in the ordinary course of business at the published prices of the Business without additional manufacturing or packaging cost, (iv) any finished goods that are "remnant," and (v) any finished goods that, as a result of any judgment, order, decree or settlement relating to product labeling or otherwise, may not be used in current product formulation. All inventory has been stored, shipped and otherwise handled in compliance in all material respects with all applicable federal and state law, rules, and regulations (including, without limitation those promulgated by the FDA).

     SECTION 2.17. TAX MATTERS. The Business has filed all federal, state and local tax returns and reports which it is required to file with respect to the Purchased Assets and the Business and has paid all taxes, interest, penalties, assessments and deficiencies due or claimed to be due thereunder. All applicable federal, state and local taxes, assessments, fees and other governmental charges imposed on the Business with respect to the Purchased Assets which have become due and payable, whether or not disputed, have been paid. The Business is current in the payment of all income, real and personal property, franchise, sales, use and withholding taxes with respect to the Purchased Assets and the Business. There are no pending audits, issues, examinations, asserted deficiencies or claims for additional taxes or interest or penalties thereon by or before any federal, state, local or other taxing authority with respect to the Purchased Assets or the Business.

     SECTION 2.18. INTELLECTUAL PROPERTY. SCHEDULE C lists all Intellectual Property Rights owned and/or used by the Sellers in the conduct of the Business. The Sellers own or have a valid license to use from third parties such Intellectual Property Rights. To the best knowledge of the Sellers, the Intellectual Property Rights of the Business do not violate, infringe upon or misappropriate the Intellectual Property Rights of any Person where such violation or infringement would have a Material Adverse Effect on the Business.

     SECTION 2.19. CERTAIN FDA MATTERS. (a) The Sellers have not made any untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a fact required to be disclosed to the FDA, or committed any act, made any statement, or failed to make any statement that could provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

     (b) The Business has provided to Parent for review, all correspondence to or from the FDA, the DEA and any other state agency regulating the affairs of the Business (the "LOCAL AGENCIES"), minutes of meetings with the FDA, the DEA and any Local Agency, any existing written reports of phone conversations, visits or other contracts with FDA, the DEA, and any Local Agency, notices of inspectional observations, establishment inspection reports, and all other documents in its possession concerning communications to or from the FDA, the DEA and any Local Agency, (including without limitation any Form 482's issued by the FDA), or prepared by the FDA, the DEA and any Local Agency which bear in any way on the compliance of the Business with FDA, DEA and state regulatory requirements.

     (c) The Business has provided to Parent for review all documents reflecting conclusions, opinions, or suggestions of any Limited Partners, General Partners, employees, or agents, in-house or outside attorneys, or outside consultants, which bear in any way on the compliance of the Business with FDA, DEA and state regulatory requirements.

     (d) The Business is not aware of any information, whether or not in written form, that it has not provided in the course of the review, which bears in any way on the compliance of the Business with FDA, DEA and state regulatory requirements.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND GDI

     Buyers hereby jointly and severally represent and warrant to the Sellers as follows:

     SECTION 3.01. CORPORATE EXISTENCE AND POWER. Each of Parent and GDI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and that Superior is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and each has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. Each of Parent, Superior, GDI is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent, Superior and GDI has heretofore made available to the Sellers true and complete copies of its Certificate of Incorporation and By-Laws, as amended to date and as currently in effect.

     SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent, Superior and GDI of this Agreement and the other transactions contemplated herein are within the corporate power and authority of Parent, Superior, and GDI and have been duly authorized by all necessary corporate action. Each of the documents to which the Parent, Superior, and GDI are a party has been duly authorized, executed and delivered by each of Parent, Superior, and GDI (to the extent a party thereto) and constitutes a valid and binding obligation of Parent, Superior, and GDI, enforceable against each of Parent, Superior, and GDI in accordance with its terms.

     SECTION 3.03. SERIES E PREFERRED AUTHORIZATION. The shares of Series E Preferred to be issued pursuant to this Agreement will, at the time of Closing, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     SECTION 3.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent, Superior, and GDI of this Agreement (to the extent a party thereto) and the consummation by Parent, Superior, and GDI of the other transactions contemplated by this Agreement do not and will not, with or without the giving of notice, the lapse of time or both: (i) contravene or conflict with the Certificate of Incorporation or By-Laws of Parent or any of its subsidiaries,
(ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree currently in effect and binding upon or applicable to Parent or any of its subsidiaries or any of their respective properties, (iii) require any consent, approval or other action by any Person, contravene or conflict with or constitute a violation of or a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its subsidiaries or to a loss of any benefit to which Parent or any of its subsidiaries is entitled, under any material provision of (A) any agreement binding upon Parent or any of its subsidiaries, or (B) any license, franchise, permit or other similar authorization held by Parent or any of its subsidiaries, or (iv) create or result in any Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Material Adverse Effect on Parent, Superior, or GDI.

     SECTION 3.05. LEGAL PROCEEDINGS. There is no action, suit, investigation or other proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries or any of their respective properties or businesses, or the transactions contemplated by this Agreement which may have a Material Adverse Effect, and, to the knowledge of the Parent, no basis for any action exists.

     SECTION 3.06 SECURITIES AND EXCHANGE COMMISSION DOCUMENTS. Parent has made available to the Sellers a true and complete copy of the following Parent documents: (i) its annual report on Form 10-K for the fiscal year ended December 31, 1996; (ii) its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997; (iii) its current reports on Form 8-K dated January 15, 1997, February 3, 1997, March 24, 1997 and July 3, 1997; (iv) the proxy statement dated December 27, 1996; and (v) each report, schedule, registration statement and definitive proxy filed by Parent with the Securities and Exchange Commission (the "SEC") since and publicly available prior to the Closing Date (collectively, the "PARENT SEC DOCUMENTS"), which are all of the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. The consolidated financial statements of Parent and its subsidiaries included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which will be material) the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein.

     SECTION 3.07. GOVERNMENT AUTHORIZATIONS. The execution, delivery and performance by the Buyers of this Agreement requires no action or consent by or in respect of, or filing with, any governmental body, agency, official or authority.

     SECTION 3.08. UNDISCLOSED LIABILITIES. The Buyers have no liabilities or obligations which are, or reasonably could be expected to be, in the aggregate, material to their results of operation, prospects or financial condition, except those liabilities or obligations which have previously been disclosed in this Agreement, the Parent SEC Documents or incurred in the ordinary course of business consistent with past practice since the date of the Estimated Closing Balance Sheet which could have a Material Adverse Effect on the business of the Buyers.

     SECTION 3.09. COMPLIANCE WITH LAWS. The Buyers are not in violation of any law, regulation or ordinance relating to Buyers' current business, the violation of which could have a Material Adverse Effect on the business of the Buyers.

     SECTION 3.10. CERTAIN FDA MATTERS. (a) From and after the Closing Date, Buyers will store, ship, and otherwise handle all inventory transferred by Sellers to Buyers, pursuant to this Agreement, in compliance in all material respects with all applicable federal and state law, rules and regulations (including, without limitation those promulgated by the FDA where noncompliance could have a Material Adverse Effect on the Business acquired), provided, however, that the Buyers' representation and warranty under this Section 3.10(a) shall not apply to, and specifically excludes, any failure on the part of Buyers to so comply in any material respect with such applicable federal and state law, rules and regulations, which arises out of, or results from, any materially noncompliant condition that existed as of the Closing Date, and which noncompliance constitutes a breach of Sellers' representations and warranties.

     (b) The Buyers are not aware of any information, whether or not in written form, that it has not provided in the course of the review, which bears in any way on the noncompliance in any material respect of the Parent and Superior with FDA, DEA and state regulatory requirements.

                                   ARTICLE IV

                            COVENANTS OF ALL PARTIES

     Each of the parties hereto hereby covenants and agrees with the other parties as follows:

     SECTION 4.01. COOPERATION. It shall cooperate fully with the other parties hereto in furnishing any information or performing any action reasonably requested by any such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement.

     SECTION 4.02. MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions provided in this Agreement, each party shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall, and shall cause each of its affiliates to, use their respective reasonable efforts to obtain consents of all third parties and governmental authorities necessary, appropriate or desirable for the consummation of the transactions contemplated by this Agreement.

     SECTION 4.03. BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the Conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated hereby. Subject to its further rights under this Agreement, each party shall use all reasonable efforts to cause the Closing to occur at the earliest practicable time.

     SECTION 4.04. BEST EFFORTS TO MAINTAIN THE BUSINESS AND RETAIN KEY EMPLOYEES. The Buyers will make reasonable best efforts to maintain and preserve the operations of the Business in the future and the Sellers will assist the Buyers in retaining certain key employees of the Business.

     SECTION 4.05. CONFIDENTIALITY. (a) All information furnished by one party (the "DISCLOSING PARTY") to any other party (the "RECEIVING PARTY") in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the Receiving Party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby), except to the extent that such information (i) is or becomes generally available to the public other than as a direct or indirect result of disclosure by the Receiving Party (or any of its directors, officers, partners, employees, agents, advisors or affiliates (the "AGENTS")), (ii) was within the possession of the Receiving Party prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party (provided that the source of such information is not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other Person with respect to such information),
(iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Agents (provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other Person with respect to such information), or (iv) is required to be disclosed in any document filed with the SEC or any other governmental authority.

     SECTION 4.06. SECURITIES REGISTRATION. The Parent shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) including but not limited to the timely filing of all reports required to be filed pursuant to said Securities Act in order to permit the sale, transfer or other disposition under Rule 144 with respect to such Common Stock as is acquired upon conversion of the Series E Preferred in accordance with this agreement. The Buyers shall furnish to any holder of registrable shares forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Parent as filed with the SEC, and (iii) such other reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such registrable shares without registration.

                                    ARTICLE V

                            COVENANTS OF THE SELLERS

     Each of the Sellers hereby jointly and severally covenant and agree with Parent, Superior and GDI that, from and after the date hereof to the Closing
Date:

     SECTION 5.01. PRESERVATION OF BUSINESS ORGANIZATION. The Sellers shall use all reasonable efforts to preserve without material impairment the GDLP Charter and GDLP's goodwill as to suppliers, distributors, customers and others having business relations with GDLP.

     SECTION 5.02. CARRY ON IN REGULAR COURSE. (a) The Sellers shall carry on the Business in the ordinary and usual course in a manner consistent with its past practices. Notwithstanding the foregoing, the Sellers shall not, directly or indirectly, do, or propose to do or make any commitment or obligation, with respect to (i) any act or activity referenced in Section 2.08 (a) - (q), or (ii) enter into any agreement, undertaking or commitment to do any of the foregoing.

     SECTION 5.03. CONSENTS. The Sellers shall use all reasonable efforts to obtain all required or necessary consents in writing to the transactions contemplated by this Agreement and/or such amendments, assignments or instruments (including but not limited to the execution of a new lease for the properties at 1611 Olive Street, 1609 Olive Street and 506 North 16th Street in Ouachita Parish, Monroe, Louisiana) or modifications of such documents or instruments as may be required so that the transactions contemplated by this Agreement shall not result in any default with respect to any law, rule, regulation, order, decree, license, agreement or commitment to which GDLP is a party or the Business is bound.

     SECTION 5.04. ACCESS. Until the Closing Date, Sellers (a) will give Buyers, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Sellers and the Business related to the Purchased Assets and the Business during normal business hours and upon reasonable notice, in such a manner as not unreasonably to disrupt the normal activities of the Business, (b) will furnish to Buyers, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Purchased Assets and the Business as Buyers may reasonably request and (c) will instruct the employees of the Business to cooperate with Buyers in its investigation of the Purchased Assets and the Business; PROVIDED that no investigation pursuant to this Section shall affect any representation or warranty given by Sellers hereunder.

     SECTION 5.05. NOTICES OF CERTAIN EVENTS. Sellers shall promptly notify Buyers of: (i) any notice or other communication from any Person received by Sellers or the Business, to the knowledge of the Sellers or the Business alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this agreement; (ii) any notice or other communication received by Sellers or the Business, to the knowledge of Sellers or the Business, from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced, threatened or pending against GDLP or the Business relating to or involving the Purchased Assets that, if pending on the date of this Agreement, would have been required in the Buyers' opinion to have been disclosed pursuant to Section 2.09 or that relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.06. NO SOLICITATION. From the date of the Letter of Intent underlying this agreement (September 16, 1997) until the earlier of the Closing Date or termination of this Agreement pursuant to its terms, the Sellers shall not, and will instruct their partners, employees, shareholders, representatives, agents and affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in discussions with, provide information to, or approve transactions with, any Person or group concerning any merger, purchase or sale of assets or business combination (an "ACQUISITION PROPOSAL"). The Sellers have and will continue to immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Sellers will (i) notify Buyers as promptly as practicable if any inquiry or proposal is made or any information or access is requested in writing in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable, notify Buyers of the significant terms and conditions of any such Acquisition Proposal.

                                   ARTICLE VI

                              CONDITIONS OF CLOSING

     SECTION 6.01. CONDITIONS TO OBLIGATION OF BUYERS AND SELLERS. The obligations of each of the parties hereto under this Agreement to consummate the Agreement and the other transactions to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

     (a) Parent, Superior, GDI and the Sellers shall have received all approvals or requirements of governmental authorities and third parties to permit the consummation of the transactions contemplated by this Agreement and to permit Parent, Superior and GDI to own the Purchased Assets, and to operate the Business after the Closing. Each such approval shall be in form and substance reasonably satisfactory to Parent and shall remain in full force and effect at the Closing Date.

     (b) No action, suit, litigation, injunction, restraining order, proceeding or investigation shall (i) have been instituted and be pending, or (ii) be threatened by any Person or governmental authority, which would materially and adversely affect the Agreement and the other transactions contemplated by this Agreement. On the Closing Date, there shall not be in force any proceeding, order or decree restraining or enjoining consummation of this Agreement or the other transactions contemplated by this Agreement, or placing any limitation upon such consummation or to invalidate, suspend or require modification of any provision of this Agreement.

     SECTION 6.02. CONDITIONS APPLICABLE TO PARENT, SUPERIOR AND GDI. The obligations of Parent, Superior and GDI under this Agreement to consummate the Agreement and the other transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

     (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects.

     (b) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made as of the Closing Date.

     (c) Buyers shall have completed a due diligence investigation of the Business satisfactory to the Buyers in its sole discretion.

     (d) Buyers shall have received documentation, satisfactory to Buyers in its sole discretion, evidencing Sellers' ownership of the Purchased Assets.

     (e) Buyers shall have received an opinion of Arnold, Pettway & Dixon, LLP, counsel to the Sellers, dated the Closing Date substantially in the form attached hereto as EXHIBIT A.

     (f) Without prejudice to Buyers' rights under Article VII, Sellers, shall have delivered to Buyers revised Sellers' Disclosure Schedules to this Agreement containing information updated in all material respects to the Closing Date.

     (g) Buyers shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Buyers.

     (h) The Buyers and the Sellers shall mutually agree on the amount of funds that GDLP shall distribute to its employee, (excluding Mr. Couvillon), as a performance bonus at the Closing Date.

     (i) Mr. Couvillon shall enter into an employment, non-compete and confidentiality agreement prior to the Closing Date. Such agreement is attached as EXHIBIT B.

     (j) Mr. Johnson shall enter into a consulting, non-compete and confidentiality agreement prior to the Closing Date. Additional consulting services required, if any, will be negotiated with Mr. Johnson who will make his best efforts to provide such services. Such agreements are attached as EXHIBIT C.

     (k) Parent shall have received or have a legally binding commitment to receive, not less than an aggregate of $1,500,000 of equity capital or debt financing, or a combination thereof.

     (l) Buyers shall have received the Termination of Leases in the form attached hereto as Exhibit F, executed by GDI and R.W. Gregory, Jr. (the "Landlord").

     (m) Buyers shall have entered into the lease in the form attached hereto as Exhibit G, with Landlord, for the facilities at 1611 Olive Street, 1609 Olive Street and 506 North 16th Street, Ouachita Parish, Monroe Louisiana.

     SECTION 6.03. CONDITIONS APPLICABLE TO THE SELLERS. The obligations of the Sellers under this Agreement to consummate the Agreement and the other transactions contemplated to be consummated at the Closing are subject to the satisfaction or waiver of the following conditions:

     (a) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyers on or before the Closing Date shall have been complied with and performed in all material respects.

     (b) The representations and warranties of the Buyers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made as of the Closing Date.

     (c) Sellers shall have received an opinion of Testa, Hurwitz & Thibeault, LLP dated the Closing Date substantially in the form attached hereto as EXHIBIT D.

     (d) Sellers shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Sellers.

     (e) The Buyers and the Sellers shall mutually agree on the amount of funds that GDLP shall distribute to its employee, excluding Mr. Couvillon, as a performance bonus at the Closing Date.

     (f) Mr. Couvillon shall enter into an employment, non-compete and confidentiality agreement prior to the Closing Date. Such agreement is attached as EXHIBIT B.

     (g) Mr. Johnson shall enter into a consulting, non-compete and confidentiality agreement prior to the Closing Date. Additional consulting services required, if any, will be negotiated with Mr. Johnson who will make his best efforts to provide such services. Such agreement is attached as EXHIBIT C.




                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective
Time:

     (i) by written mutual consent of Parent and the Sellers for any reason;

     (ii) at the option of Parent, by written notice from Parent to the Sellers if (i) a material breach by the Sellers of any of their respective representations, warranties or agreements contained in this Agreement occurs,
(ii) Parent has notified the Sellers in writing of the existence of such breach, and (iii) the Sellers have failed to cure such breach within 10 days after receiving such notice (or if such breach is not capable of being cured within such 10 day period, but is capable of being cured within 30 days, the breaching party shall have commenced good faith steps to promptly cure such breach);

     (iii) at the option of the Sellers, by written notice from the Sellers to Parent if (i) a material breach by Parent, Superior or GDI of any of their representations, warranties or agreements contained in this Agreement occurs,
(ii) the Sellers have notified Parent, Superior and GDI in writing of the existence of such breach, and (iii) Parent, Superior and GDI have failed to cure such breach within 10 days after receiving such notice (or if such breach is not capable of being cured within such 10 day period, but is capable of being cured within 30 days, the breaching party shall have commenced good faith steps to promptly cure such breach);

     (iv) by either Parent or the Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency shall have issued an order, decree or ruling or taken any other action, in each case having the effect of prohibiting the Agreement (provided that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party who has been the primary cause of the issuance of any such order, decree or ruling or the taking of such action);

     (v) at the option of Parent, by Parent if there shall have occurred any change having a Material Adverse Effect on the Business prior to Closing;

     (vi) by Parent, if the results of Parent's due diligence investigation of the Business prove unsatisfactory in any material respect; or

     (vii) at the option of the Sellers, by the Sellers if there shall have occurred any change having a Material Adverse Effect on Parent prior to Closing.

     SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 7.01, such termination shall be without liability of any party (or any director, officer, partner, employee, shareholder, agent, consultant or representative of such party) to any other party to this Agreement; PROVIDED that if such termination shall result from the failure of a party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from breach by any party to this Agreement, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 9.02 and the provisions relating to confidentiality contained in Section 4.05 shall survive any termination hereof pursuant to
Section 7.01.


                                  ARTICLE VIII

                            SURVIVAL, INDEMNIFICATION

     SECTION 8.01. SURVIVAL. The covenants, agreements, representations and warranties of the Sellers and Buyers contained in this Agreement shall survive the Closing until one year from Closing; PROVIDED, HOWEVER, that the covenants, agreements, representations and warranties set forth in Section 2.17 of this agreement shall survive until the applicable statutes of limitation with respect to Taxes shall have expired. The representations and warranties of the Sellers made in Sections 2.05 and 2.16 shall survive the Closing until the release by Parent of the combined audited financial statement of Parent and GDLP. Notwithstanding the preceding sentences, any covenant, agreement, claim, representation or warranty in respect of which a claim of indemnity may be sought under Section 8.02 or Section 8.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right to a claim of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time and any obligation of indemnity shall survive until such claim of indemnity is resolved.

     SECTION 8.02. INDEMNIFICATION BY THE SELLERS. The Sellers shall indemnify and hold the Buyers harmless against:

     (i) all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by the Buyers and arising out of or in connection with (i) a breach of any representation, warranty or agreement of the Sellers contained in or made pursuant to this Agreement, (ii) tax liabilities and obligations retained by the Business; or (iii) any Excluded Liabilities; and

     (ii) all reasonable costs, expenses or settlement payments (including, without limitation, reasonable attorneys', accountants' and other professional fees) incurred by the Buyers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under this Section 8.02 or incurred in the enforcement of such indemnification.

     SECTION 8.03. INDEMNIFICATION BY THE BUYERS. (a) The Buyers shall indemnify and hold the Sellers harmless against all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by the Sellers and arising out of or in connection with (i) any of the Assumed Contracts or Assumed Liabilities, (ii) a breach of any representation, warranty or agreement of the Buyers contained in or made pursuant to this Agreement,
(iii) the operations of the Buyers with the respect to GDLP from and after the Closing Date (except where such damages, losses, obligations, liabilities, claims, actions or causes of actions arise in connection with events or circumstances occurring prior to Closing).

     (b) The Buyers shall indemnify the Sellers for all reasonable costs, expenses or settlement payments (including, without limitation, reasonable attorneys', accountants' and other professional fees) incurred by the Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under this Section 8.03 or incurred in the enforcement of such indemnification.

     SECTION 8.04. PROCEDURE FOR THIRD PARTY CLAIMS. The obligations and liabilities of the Indemnifying Party (as hereinafter defined) under Section
8.04 with respect to claims resulting from the assertion of liability by third parties (including governmental penalties, fines and assessments) shall be subject to the following terms and conditions:

     (a) The party claiming indemnification (the "INDEMNIFIED PARTY") shall give prompt written notice to the other party (the "INDEMNIFYING PARTY") of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 8.02 and 8.03. Such notice shall comply with the provisions of Section 9.09; PROVIDED that failure to give notice under this
Section 8.04 (a) shall not relieve the Indemnifying Party from its obligation pursuant to this Section 8.04 unless the failure to give timely notice adversely prejudices the rights of the

Indemnifying Party to settle, dismiss or otherwise satisfy any damages, losses, obligations, liabilities, claims, actions or causes of action to be indemnified pursuant to this Section 8.04;

     (b) In the event any claim, action, suit or proceeding (a "LEGAL ACTION") is brought or made against an Indemnified Party, with respect to which the Indemnifying Party may have liability under an indemnity agreement contained in
Section 8.02 or 8.03, the Legal Action shall, upon the written agreement of the Indemnifying Party that it is obligated to indemnify under such an indemnity agreement, be defended (and such defense shall include all proceedings on appeal or for review which counsel for the Indemnifying Party shall deem appropriate) by the Indemnifying Party. Such defense shall be conducted totally within the control and discretion of the Indemnifying Party. The Indemnified Party shall have the right to be represented by counsel and accountants, at its own expense, and the Indemnified Party shall be kept fully informed as to such Legal Action at all stages thereof whether or not it is represented. If the Indemnifying Party does not agree that it is obligated to indemnify under Section 8.02 or
Section 8.03 with respect to a Legal Action, it shall nevertheless have the right to be represented by counsel and accountants, at its own expense, and the Indemnifying Party shall be kept fully informed as to such Legal Action at all stages thereof whether or not it is so represented. Until the Indemnifying Party shall have so assumed the defense of any Legal Action, all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party to the extent an obligation to indemnify exists under Section
8.02 or 8.03. The Indemnifying Party shall make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such Legal Action and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such Legal Action;

     SECTION 8.05. LIMITATIONS ON INDEMNITY. (a) Neither party shall be obligated to make any payments to the other party under Section 8.02 or 8.03 except to the extent that the aggregate amount of the damages, losses, obligations, liabilities, costs and expenses indemnified under Section 8.02 or
8.03 exceeds $30,000 and only for those amounts in excess of such $30,000 aggregate amount.

     (b) Neither party shall have any liability for any particular claim under
Section 8.02 or 8.03 unless notified of such claim on or before the date one (1) year after the Closing Date.

     (c) The liability of either party to indemnify the other under Sections
8.02 or 8.03 shall be limited, in the aggregate, to a maximum reimbursement equal to $1,200,000.

     (d) Neither party shall be liable to the other party for any liability, loss, cost or expense (including reasonable attorneys' fees) that is actually received from any other Person through rights of indemnity, contribution, insurance or otherwise.

     SECTION 8.06 LIMITATION ON THE PERSONAL LIABILITY OF MR. COUVILLON. The personal liability of Mr. Couvillon, as a Seller shall be limited as follows:

     (i) initially Mr. Couvillon's liability shall be limited to 50% of his respective pro rata share of the Purchase Price (as that term is defined in Section 1.05 in this Agreement) based upon his ownership interest as a limited partner of GDLP, and his respective ownership interest of the General Partner's general partnership interest of GDLP;

     (ii) upon completion of the Closing Balance Sheet and the Closing Financial Statements, Mr. Couvillon's liability will be reduced to 37.5% of his respective pro rata share of the Purchase Price; and

     (iii) upon the passing of six months from the Closing Date, his liability will be reduced to 25% of his respective pro rata share of the Purchase Price.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01. SPECIFIC PERFORMANCE. Each of the parties to this Agreement hereby acknowledges that the other parties will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, each of the parties agrees that the other parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement, except as set forth to the contrary herein.

     SECTION 9.02. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 9.03. FURTHER ASSURANCES. If at any time after the Closing, Buyers or Sellers shall consider it advisable that any further conveyance, agreements, documents or instruments or any other things are necessary or desirable to vest, perfect, confirm or record in the Buyers, the title to any property, rights, privileges, powers and franchises of the Business, Sellers or Buyers shall execute and deliver, upon Buyers' or Sellers' reasonable request, any and all proper conveyances, agreements, documents and instruments, and do all things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Buyers, and otherwise to carry out the provisions of this Agreement.

     SECTION 9.04. PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing expressed or implied in this Agreement is intended to or shall be construed to confer upon or give any Person other than the parties hereto, their permitted successors or assigns, and their respective sellers any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby or thereby.

     SECTION 9.05. ENTIRE AGREEMENT. This Agreement together with the Exhibits and Schedules thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by the Buyers and Sellers (or by any officers, directors, partners or employees of any of such parties) relating to the matters contemplated hereby. This Agreement together with the Exhibits and Schedules thereto, constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein or therein.

     SECTION 9.06. AMENDMENT OR MODIFICATION. This Agreement may be amended only with the written consent of the Buyers and Sellers.

     SECTION 9.07. WAIVER. Any party to this Agreement may, by written notice to the other parties to this Agreement, (i) extend the time for the performance of any of the obligations or other actions of the other parties for its benefit under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties made to it, contained in this Agreement; (iii) waive compliance with any of the conditions or covenants of the other parties for its benefit contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other parties for its benefit under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, conditions or agreements contained in this Agreement. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

     SECTION 9.08. ASSIGNABILITY. Neither this Agreement nor any rights hereunder shall be assignable without the consent of the non-assigning party except that Parent can assign to a different wholly-owned subsidiary without consent of Sellers.

     SECTION 9.09. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by graphic scanning or other telegraphic communications equipment of the sending party. A party may change its address for purposes of receiving notices by giving notice of said change of address in the manner provided for herein. Notices of change of address shall only be effective upon receipt. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party.

     SECTION 9.10. CHOICE OF LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     SECTION 9.11. INVALIDITY OF PROVISIONS. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof or thereof.

     SECTION 9.12. ATTORNEY'S FEES. The prevailing party in any legal action or arbitration arising out of this Agreement shall be entitled to its attorneys' fees and costs.

     SECTION 9.13. RESOLUTIONS OF CONFLICTS; ARBITRATION. The following provisions shall apply with respect to the assertion of claims and the indemnification provisions of Article VIII.

     (a) The Sellers and Parent shall attempt promptly and in good faith to agree upon the rights of the parties with respect to any disputed claims. If the Sellers and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Sellers or Parent or GDI, as the case may be, shall satisfy the claim in accordance with the terms thereof.

     (b) Any dispute or controversy concerning the indemnity obligations of
Article VIII not agreed to by the parties pursuant to Section 9.14(a) shall be resolved in good faith by mediation among the Sellers and the senior executive officers of Parent. If such dispute can not be resolved by mediation within 30 days, then except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm pending the selection and confirmation of an arbitrator, any continuing dispute, controversy or claim arising out of, in connection with, or in relation to the indemnity obligations under Article VIII shall be settled by arbitration in accordance with Section 9.14(c) below.

     (c) If no agreement can be reached after good faith attempts pursuant to
Section 9.14(a) and 9.14(b), either Parent or the Sellers may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in any such event the matter shall be settled by arbitration conducted by a single arbitrator mutually agreeable to the Sellers and the Parent, or if a single arbitrator cannot be agreed to by the parties within thirty (30) days, then by three arbitrators. In the event of three arbitrators, Parent and the Sellers shall each select one arbitrator, and the two arbitrators so elected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in dispute shall be binding and conclusive upon the parties to this Agreement, and the parties shall act in accordance with such decision and satisfy any such claim in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Atlanta, Georgia. Any such arbitration shall be conducted under the rules then in effect of the American Arbitration Association, and shall be based on the provisions and limitations of
Article VIII. Notwithstanding anything contained herein to the contrary, no claim for Damages, may be made until such claim is finally resolved pursuant to the process and procedures set forth above in this Section.

                            ASSET PURCHASE AGREEMENT

                                 SIGNATURE PAGE


     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the parties on the date first above written.


BUYERS:                                                     SELLERS:

DynaGen, Inc.                                               Generic Distributors Limited Partnership
(a Delaware corporation)                                    (a Louisiana limited partnership)

By:      /S/ DHANANJAY G. WADEKAR                           By:      /S/ GENERIC DISTRIBUTORS   LIMITED PARTNERSHIP
         ------------------------                                    -------------------------  -------------------
Title:   Dhananjay G. Wadekar                               By:      Donald Couvillon
         Chairman of the Board and
         Executive Vice President


Superior Pharmaceutical Company                             United Pharmacists, Inc.
(an Ohio corporation, and subsidiary of                     (a Louisiana corporation)
 DynaGen, Inc.)
                                                            By:      /S/ DONALD COUVILLON
By:      /S/ ERIC HAGERSTRAND                                        --------------------
         --------------------                               Title:   President
Title:   Treasurer

Generic Distributors Incorporated                           /S/ DONALD COUVILLON
(a Delaware corporation, and subsidiary of                  --------------------
 Superior Pharmaceutical Company.)                          Mr. Don Couvillon, Individually

By:      /S/ DHANANJAY WADEKAR
         ---------------------
Title:   Executive Vice President
